SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 5, 2011

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

 (Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

 (Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

On December 5, 2011, the compensation committee (the “Compensation Committee”) of the Board of Directors (the "Board") of Zion Oil & Gas, Inc. (the "Company") approved grants of options under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) to senior executive officers and other non-management employees and service providers to purchase a total of 1,293,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

In all cases, the options granted by the Compensation Committee have a ten-year term and are scheduled to vest on a quarterly basis, in eight equal quarterly installments at the end of each quarter, beginning with the quarter ending December 31, 2011. The options have an exercise price per share equal to $2.61, which was the closing price per share of the Company's Common Stock on December 5, 2011, the trading day immediately preceding the grant date. The form of Stock Option Award Agreement (as of December 5, 2011) for the stock option grants is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

From the above grants, John M. Brown, the Company’s Executive Chairman of the Board & Founder received options to purchase 300,0000 shares of the Company’s Common Stock; Richard J. Rinberg, the Company’s Chief Executive Officer, received options to purchase 400,000 shares; Victor G. Carrillo, the Company’s President and Chief Operating Officer, received options to purchase 200,000 shares; Ilan Sheena, the Company’s Chief Financial officer, received options to purchase 100,000 shares. The Compensation Committee also awarded under the 2011 Plan options for 216,500 shares of the Company’s Common Stock to non-management employees of the Company and options for 77,000 shares to certain service providers.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Incentive Stock Option Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 8, 2011

Zion Oil and Gas, Inc.

By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer